Exhibit 99.2

Suite 280, 625 Second Street
San Francisco, CA 94158
Tel: (415) 813-5079

PRESS RELEASE

Heavy Earth Resources Provides New Report Evaluating Prospective Resources in the Morichito Block

SAN FRANCISCO, CALIFORNIA, October 5, 2012 – Heavy Earth Resources, Inc. ("Heavy Earth" or the "Company") (OTCQB: HEVI), an oil and gas exploration and production company focused on Central and South America announces a new report evaluating prospective resources in the Morichito Block.

Grant W. Draper, President and CEO of Heavy Earth, said, "The resources in the Morichito Block are a pivotal part of Heavy Earth’s growth strategy to assemble a balanced mix of low-risk near-term production opportunities with high-impact drilling opportunities.”

The recoverable resource report from Petrotech Engineering Ltd. evaluates six low-risk exploration prospects – Norte 1, Norte 2, Morichito-8, Bototo-1, and Morichito-5 and Morichito-5B (deeper formations). Each prospect is delineated by 3D seismic data.

According to the report, Heavy Earth’s net share (50%) of prospective resources using a P10 case of 37.42 MMBO, discounted at 0 and 10% before deduction of income tax is $1,078,768,000 and $584,962,000, respectively, and Heavy Earth’s net share of prospective resources using a P50 case of 7.89 MMBO, discounted at 0 and 10% before deduction of income tax is  $127,910,000 and $80,147,000, respectively.

Draper said, “We are excited about the potentially recoverable resources in the Morichito Block as we believe they offer Heavy Earth the opportunity to grow our anticipated future production and deliver on exploration upside potential in the near-term."

The above net-present value information is taken from the resource evaluation report completed on the Morichito Block by John Yu of Petrotech Engineering Ltd. of Burnaby, British Columbia, for Heavy Earth Resources, a qualified resource evaluator. The full report dated effective August 31, 2012 and entitled “Evaluation of the Interests of Heavy Earth Resources Prospective Resources (Prospects) in the Morichito Block, Eastern Llanos Basin, Colombia” has been filed in a Current Report on Form 8-K with the SEC and is accessible from Heavy Earth´s website (www.heavyearthresources.com).

Located within the Llanos Basin, Colombia, the Morichito Block consists of 57,252 gross acres (231.69km2) and is on trend with numerous productive sizable fields and surrounded by four major fields - Rubiales, Apiay, Caracara and Guarrojo.

Outlook

Heavy Earth’s current plan for the Morichito Block is to commence production from the Morichito-5 discovery well and drill an additional development well. Earlier in 2012, the Company acquired, merged and interpreted 150 square kilometers of 3D seismic data to significantly add to its prospect inventory and provide new drilling opportunities for our 2013-2014 exploration program.

About Heavy Earth Resources, Inc.

Heavy Earth Resources, Inc. is an oil and gas exploration, development and production company managed by experienced professionals and focused on under-explored regions and basins with proven petroleum geology fundamentals in Central and South America. The Company holds a significant drill ready, lower risk, prospect inventory in the Llanos and Lower Magdalena Basins, including a 50% working interest in the Morichito Block. The Morichito-5 oil discovery is expected to be in production in 1Q 2013 with additional developments in the Morichito discovery fairway scheduled for step out exploration in 1Q 2013.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," or the negative thereof, and other variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs on the Morichito and La Maye Blocks resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities on the Morichito and La Maye Blocks; continued availability of capital and financing to fund exploration and development drilling activities; increases in operating costs; availability of skilled personnel; unpredictable weather conditions; the impact of political and economic instability in Colombia; the ability to obtain required approvals of regulatory authorities in Colombia; senior management’s general inexperience in oil and gas operations in Colombia;  members of senior management not being based in Colombia, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," "recoverable," or “prospective” "reserves," and "resources" among others. U.S. Investors are urged to consider closely the disclosures in our Current Report on Form 8-K filed on May 4, 2012, and other filings available at www.sec.gov or from us at Heavy Earth Resources, Inc., 625 Second Street, Suite 280, San Francisco, California 94107.

For further information, please contact:
Grant W. Draper, President and CEO
Anthony J. Ives, COO and CFO
(415) 813-5079
Email: info@heavyearthresources.com
Website: www. heavyearthresources.com